FORM 4


Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the
Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
1940
OMB APPROVAL
OMB Number: 3235-
0287
Expires: December 31,
2001
Estimated average
burden
hours per response. . . .
0.5


1
 .
Name and Address of
Reporting Person*

   Heenan, Thomas W.

2
 .
Issuer Name and Tickler or
Trading Symbol
Woodward Governor Company      WGOV
6
 .
Relationship of Reporting Person(s)
to Issuer
(Check all applicable)

_
X
_
Director
__
_
10% Owner


__
Officer (give
title below)
__
_
Other (specify
below)



(Last)     (First)     (Middle)

5001 North Second Street, PO
Box 7001
3
 .
I.R.S. Identification Number of Reporting
Person, if an entity (voluntary)

4
 .
Statement for
Month/Year
     April 2001

(Street)

Rockford, IL   61125-7001

5
 .
If Amendment, Date of
Original (Month/Year)

7
 .
Individual or Joint/Group Filing
(Check Applicable Line)

_X
_
Form filed by One Reporting
Person

__
_
Form filed by More than One
Reporting Person

(City)     (State)     (Zip)
Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1
 .
Title of
Security
(Instr. 3)

2
 .
Transaction
Date


(Month/Day
/Year)

3
 .
Transaction
Code
(Instr. 8)

4
 .
Securities
Acquired (A)
or Disposed of
(D)
(Instr. 3, 4 and
5)

5
 .
Amount of Securities
Beneficially Owned at
End of Month

(Instr. 3 and 4)

6
 .
Ownership
Form: Direct
(D) or
Indirect (I)
(Instr. 4)

7
 .
Nature of Indirect
Beneficial
Ownership


(Instr. 4)



Code
V
Amo
unt
(A) or
(D)
Price



Woodward Governor Company
Common Stock







8,000
I
The Jessie W. Hamilton Trust dated September 11, 1970, as amended (trust established by the deceased mother of reporting person of which reporting person is one of two trustees)
Woodward Governor Company
Common Stock







800
I
The Charles Hamilton Heenan Trust dated May 28, 1974 (trust established for the benefit of sone of reporting person of which reporting person is one of two trustees)
Woodward Governor Company
Common Stock







800
I
The Lydia Baldwin Heenan Trust dated February 16, 1977
(trust established
for the benefit of daughter of reporting person of which reporting person is one of two trustees)
Woodward Governor Company
Common Stock







4,000
I
Smith Barney Individual Retirement Account for the benefit of
Thomas W.
Heenan (reporting person has sole investment authority)
Woodward Governor Company
Common Stock







5,236
D





Table II   Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
1
 .
Title of
Derivati
ve
Security
(Instr.3)

2
 .
Conversio
n or
Exercise
Price of
Derivative
Security

3
 .
Transaction
Date
(Month/Day
/Year)

4
 .
Transact
ion Code
(Instr. 8)

5
 .
Number of
Derivative
Securities
Acquired (A)
or Disposed
of (D)
(Instr. 3, 4
and 5)

6
 .
Date Exerciseable
and Expiration Date
(Month/Day/Year)

7
 .
Title and
Amount of
Underlying
Securities
(Instr. 3
and 4)

8
 .
Price of
Derivati
ve
Securit
y
(Instr.
5)

9
 .
Number of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

1
0.
Ownership
Form of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

1
1.
Nature of Indirect
Beneficial
Ownership
(Instr. 4)




Cod
e
V
(
A
)
(D)
Date
Exercisable
Expirat
ion
Date
Title
Amou
nt or
Numb
er of
Share
s




Nonqualifie
d Stock
Option
(right to
buy)
$69.22
04/26/01




04/26/2001
04/25/2
011
Comm
on
Stock
1,000(a
)

1,000
D













































































Explanation of Responses:
(a) Grant to reporting person of option to buy shares of common stock under the
Woodward Governor Company 1996 Long-Term Incentive
Compensation Plan
is an exempt transaction under Rule 16b-3.




______Thomas W. Heenan
___
**Signature of Reporting
Person
____May 9,
2001_____
Date

Remin
der:
Report on a separate line for each class of
securities beneficially owned
directly or indirectly.
*
If the form is filed by more than one reporting
person, see Instruction 4(b)(v).
**
Intentional misstatements or omissions of facts constitute Federal
Criminal Violations See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure